As filed with the Securities and Exchange Commission
                         on September 27, 2004

                                            Registration No. 333-______

            UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549
                         ______________________

                                FORM SB-2

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           TGC INDUSTRIES, INC.

             (Name of small business issuer in its charter)

            TEXAS                       1382             74-2095844
(State or other jurisdiction of   Primary Standard    (I.R.S. Employer
 incorporation or organization)   Industrial         Identification No.)
                                  Classification
                                  Code Number


                          1304 SUMMIT, SUITE 2
                           PLANO, TEXAS 75074
                             (972) 881-1099

      (Address and telephone number of principal executive offices)

                           WAYNE A. WHITENER
                 PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          TGC INDUSTRIES, INC.
                          1304 SUMMIT, SUITE 2
                           PLANO, TEXAS 75074
                             (972) 881-1099

       (Name, address, and telephone number of agent for service)

                          With copies sent to:
                        RICE M. TILLEY, JR., ESQ.
                           JAMES O. WYSS, ESQ.
                      LAW, SNAKARD & GAMBILL, P.C.
                  1600 WEST SEVENTH STREET, SUITE 500
                        FORT WORTH, TEXAS 76102
                            (817) 335-7373

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

               CALCULATION OF REGISTRATION FEE
==============================================================================

                       Amount        Proposed      Proposed         Amount of
Securities to          to be      Offering Price   Aggregate     Registration
be Registered      Registered(1)   per Share(2)   Offering Price    Fee (3)
------------------------------------------------------------------------------
Common stock,
$.01 par value       1,252,064        $1.71        $2,141,029       $271.27
per share

(1) 1,252,064 shares of common stock to be offered by selling stockholders of the Registrant issuable upon the conversion of shares of the Registrant's 8.5% Senior Convertible Preferred Stock. In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall be deemed to cover, or to proportionally reduce, as applicable, an indeterminate number of shares of common stock of the Registrant issuable in the event the number of shares of the Registrant is increased, or reduced, as applicable, by reason of any stock split, reverse stock split, stock dividend, or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the closing bid and asked prices of Registrant's common stock on September 21, 2004, as reported on the OTC Bulletin Board.

(3) Registration fee calculations are based on the filing fee of $126.70 per $1,000,000 of securities registered.

     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

     The information contained in this prospectus is not complete and may be changed. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. The Registrant's selling stockholders may not sell these securities until that Registration Statement becomes effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

            SUBJECT TO COMPLETION, DATED September 27, 2004
                               PROSPECTUS
                          TGC INDUSTRIES, INC.
                      ----------------------------
                          1304 Summit, Suite 2
                           Plano, Texas 75074

                    1,252,064 SHARES OF COMMON STOCK
           ISSUABLE UPON CONVERSION OF SENIOR PREFERRED STOCK

THE SELLERS:     All of our common stock offered by this prospectus is
                 offered from time to time by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders.

MARKET FOR       Our common stock is presently quoted on the
SECURITIES:      over-the-counter bulletin board under the
                 symbol "TGCI." On September 21, 2004, the last reported sale price of our common stock on the over-the-counter bulletin board was $1.80 per share
                 (rounded to the nearest penny). See "DESCRIPTION OF
                 STOCK-Common Stock."

RISK             INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE
FACTORS:         OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     As of August 27, 2004, we had 5,729,948 shares of our common stock issued and outstanding. The shares of common stock offered by this prospectus represent about 9.92% of our issued and outstanding common stock as of August 27, 2004, assuming that, as of that date, all of our outstanding warrants and options were exercised and all of our preferred stock was converted into shares of common stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is September 27,2004

                            TABLE OF CONTENTS
                                                                    Page
FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . .   5
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . .   5
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . . . . .  10
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . .  14
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS . . . . . .  16
DETERMINATION OF OFFERING PRICE. . . . . . . . . . . . . . . . . . .  17
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .  17
DESCRIPTION OF STOCK . . . . . . . . . . . . . . . . . . . . . . . .  20
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .  20
TRANSACTIONS WITH MANAGEMENT . . . . . . . . . . . . . . . . . . . .  22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . .  23
LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . .  27
ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . .  28
FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . .  29
INFORMATION NOT REQUIRED IN PROSPECTUS . . . . . . . . . . . . . . .  55

                       FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" which reflect our view with respect to future events. We base these forward-looking statements on our current expectations and projections about future events. These forward looking statements are subject to risks, uncertainties, and assumptions about our company, including:

     -   dependence upon energy industry spending for seismic services;
     -   the unpredictable nature of forecasting weather;
     -   the potential for contract delay or cancellation;
     -   the potential for fluctuations in oil and gas prices; and
     -   the availability of capital resources.

     You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

                           PROSPECTUS SUMMARY

     The following summary highlights certain information contained throughout this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the securities offered by this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the risk factors. Before you make your investment decision, you should also carefully read our report on Form 10-KSB for our fiscal year ended December 31, 2003 and our quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 2004 and June 30, 2004.

The Company

     We are engaged in the domestic geophysical services business and primarily conduct seismic surveys and sell gravity data to companies engaged in exploration in the oil and gas industry. Our principal business office is located at 1304 Summit Avenue, Suite 2, Plano, Texas 75074. (Telephone: 972-881-1099). See "THE COMPANY."

The Offering

     This offering includes 1,252,064 shares of our common stock issuable upon the conversion of our Senior Preferred Stock (defined below) owned by the stockholders identified later in this prospectus.

Use of Proceeds

     We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. See "USE OF PROCEEDS" for more information.

Risk Factors

     Your investment in our common stock offered by this prospectus involves a high degree of risk. See "RISK FACTORS" below.

                              RISK FACTORS

     When deciding whether or not to purchase our common stock offered by this prospectus, you should carefully consider the risks described below.

We Have a History of Losses

     The U.S. geophysical industry declined significantly due to the decline in the price of oil beginning in 1998. However, we reported net income (before dividend requirements on preferred stock) of $555,165 for the year ended December 31, 2003, which is the first year since 1998 that we have reported net income. For the six months ended June 30, 2004, we reported net income (before dividend requirements on preferred stock) of $1,309,764. Prior to 2003, we reported a net loss (before dividend requirements on preferred stock) of $1,711,509, $1,148,843, and $1,912,064 for 2002, 2001, and 2000, respectively. At December 31,
2003, the Company had net operating loss carryforwards of approximately $7,900,000 available to offset future taxable income, which carryforward expires at various dates through 2023. Although oil prices have recently increased significantly, we cannot predict future prices or the future demand for or profitability of our services.

Concentration of Credit Risk

     We sell our geophysical services primarily to large independent oil and gas companies operating in the United States. We perform ongoing credit evaluations of our customer's financial condition and, generally, require no collateral from our customers.

We May Not Have the Financing to
Pay for Needed Capital Expenditures

     We are in a very competitive environment which requires sophisticated and expensive equipment to carry out our geophysical services business. Technological developments are constantly occurring with the result that older equipment quickly becomes obsolete. Since we are in a capital intensive environment and have limitations on our ability to obtain the financing necessary to enable us to purchase newer types of equipment, we could find ourselves in an adverse situation where our competitors are able to purchase the newer types of equipment, but we are not.

We Do Not Expect to Pay Dividends in the Foreseeable Future

     We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends depends upon our future earnings, capital requirements, financial requirements, and other factors that our Board of Directors will consider. In addition, prior to paying any dividends on our common stock, we have a requirement to pay dividends on our 8.5% Senior Convertible Preferred Stock ("Senior Preferred Stock") and our Series C 8% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock"). Dividends are payable on our Senior Preferred Stock semi-annually during June and December of each year at a rate of 8.5% per annum. Dividends are payable on our Series C Preferred Stock semi-annually during January and July of each year at a rate of 8% per annum. With regard to both the Senior Preferred Stock and the Series C Preferred Stock, dividend payments are cumulative and accrue annually whether or not declared by the Board of Directors. As of June 30, 2004, we had cumulative dividends of $127,820 in arrears on our Series C Preferred Stock. No dividends were in arrears on our Senior Preferred Stock.

     Since we do not anticipate paying cash dividends on our common stock, return on your investment (if any) will depend solely on an increase, if any, in the market value of our common stock.

The Market Price of Our Common Stock
Could Be Adversely Affected by Sales
Of Substantial Amounts of Common Stock
in the Public Market after this Offering

     As of August 27, 2004, we had 5,729,948 shares of our common stock outstanding. If all of our outstanding options and warrants were exercised, and all of our convertible securities were converted to common stock, we could have up to 12,607,374 shares of common stock outstanding. As of August 27, 2004, approximately 3,235,776 shares of our common stock were "restricted" or "control" securities within the meaning of Rule 144 under the Securities Act of 1933. These restricted securities can be sold if they are registered under the Securities Act of 1933, or if an exemption from registration is otherwise available, including the exemption that is contained in Rule 144. The market price of our common stock could be adversely affected by sales in the public market of substantial amounts of the common stock referred to above (especially in view of the fact that the amount of the common stock herein being offered represents approximately fifty percent of the current "public float".

The Resale of Our Common Stock by You May Be
Limited Because of its Low Price Which Could
Make it More Difficult for Broker/Dealers to
Sell Our Common Stock

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Regulations enacted by the SEC generally define a penny stock as an equity security that has a market price of less than $5.00 per share, subject to some exceptions. Unless an exception applies, a disclosure schedule explaining the penny stock market and the risks associated with investing in penny stocks must be delivered before any transaction in penny stock can occur.

     Our common stock is currently subject to the Securities and Exchange Commission's "penny stock" rules, and it is anticipated that trading in our common stock will continue to be subject to the penny stock rules for the foreseeable future.

     Until such time as our common stock meets an exception to the penny stock regulations cited above, trading in our securities is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend penny stocks to persons who are not established customers or accredited investors must make a special determination in writing for the purchaser that the investment is suitable, and must also obtain the purchaser's written agreement to a transaction before the sale.


     The regulations could limit the ability of broker/dealers to sell our securities (and thus the ability of purchasers of our securities to sell their securities in the secondary market) for so long as our common stock has a market price of less than $5.00 per share.


                              THE COMPANY

General

     Since our formation, we have engaged in the domestic geophysical services business principally through conducting seismic surveys and, to a lesser extent, through sales of gravity information from our Data Bank to companies engaged in the exploration for oil and gas in the United States. Geophysics is the study of the structure and composition of the earth's interior and involves the measuring and interpretation of the earth's properties with appropriate instruments. Such studies are generally conducted by means of surveys performed by field crews employing seismic, gravity, or magnetic instruments to acquire data that is then interpreted by various means to obtain useful information for oil and gas companies. The two survey techniques used by us in acquiring geophysical data are seismic and gravity. Land seismic surveys are our principal method of data acquisition and are by far the most widely used geophysical technique. Our seismic crews use dynamite and vibroseis as energy sources for such surveys. The processing and interpretation of seismic data we acquire are transmitted to data processing centers (not owned or operated by us) designated by our clients for processing.

     Our Data Bank contains gravity data and, to a lesser extent, magnetic data, from many of the major oil and gas producing areas located within the United States. We do not have a seismic data bank. Data Bank information has been amassed through participatory surveys as well as speculative surveys funded by us alone. All data and interpretations may be licensed to our customers at a fraction of the cost of newly acquired data.

     As a service business, our domestic geophysical services are not dependent upon the supply of raw materials or any other products and, therefore, we do not have arrangements with any raw material suppliers.

     We have the capability of utilizing three seismic crews to perform our geophysical services and, in any given period, these crews may generate a significant portion of their respective revenues from one or more of our clients. For the year ended December 31, 2003, two customers accounted for fifteen percent (15%) and twelve percent (12%) of our revenue, respectively. We have entered into a general or master agreement with each of our clients for the provision of geophysical services and a supplementary agreement (which becomes a part of the general agreement) with respect to each particular job that the Company performs for a client. Under the terms of these agreements, we generally contract to supply all personnel, transportation, and equipment to perform seismic surveys for a given prospect for a fixed price plus reimbursement for certain third party charges. We generally bill our clients on a progressive basis over the term of the contract. We are usually obligated to maintain insurance against injury or damage to persons or equipment arising from the performance of our services and to indemnify our customers against all claims and liability arising therefrom. We believe that this insurance coverage is sufficient.

     Beginning approximately in mid 1998, activity in the U.S. geophysical industry declined significantly due to a decline in the price of oil. As a result, we reduced our operations to one crew in 1999 and continued to operate one crew during 2000. We experienced an increase in demand for our services in 2001, securing a sufficient number of contracts to operate at a two-crew level during the second half of 2001. However, this increased level of activity was short-lived, and we reduced our operations back to one crew in 2002. As a result, we began exploring ways of increasing bidding opportunities in existing markets.

     In February of 2002, we entered into an agreement with a corporation to dispose of our shot hole drilling equipment and to use the proceeds of the disposal to acquire five buggy-mounted Vibroseis units and purchase certain additional equipment needed to make the Vibroseis equipment compatible with our recording equipment. A one-year $30,000 note financed this additional equipment. The acquisition of this equipment opened up an opportunity in an existing market, in which we had not previously participated, thereby increasing our bidding opportunities. We have been successful in the Vibroseis market with a significant portion of our 2003 revenue being generated from Vibroseis contracts. Although we continued to operate at the one-crew level during 2003, revenue increased 35% over 2002. We announced in mid January of 2004 that, given that oil and gas exploration companies had increased the level of activity in their domestic oil and gas exploration programs, we had acquired three additional Vibroseis units and deployed a second seismic crew. In June of 2004, as a result of oil and gas exploration companies continuing to increase their oil and gas exploration programs, we acquired three more Vibroseis units and announced deployment of a third seismic crew. Although there can be no assurance, should this increased level of activity in the industry continue during 2004, we believe that we will be able to operate at the three-crew level for the remainder of 2004. Excess capacity remains in the land-based geophysical service industry, and pricing continues to be very competitive. We continue to monitor expenses and, where possible, implement cost containment programs to remain highly competitive through this continuing difficult period in the industry.

     During 2001, there were a number of consolidations and mergers in the geophysical industry. In addition, in late 2002 a major seismic competitor shut down all of its U.S. and Canadian land-based seismic operations. Although there can be no assurance, we are hopeful that with fewer seismic crews available in the marketplace, we will be able to secure contracts with improved margins thereby improving our future performance.

     As of August 27, 2004, we employed 108 employees, supporting three seismic crews with a total of 99 crew members and direct support members. We believe our relationship with our employees to be satisfactory.

Description of Property

     Our headquarters are in leased facilities located in Plano, Texas, from which we conduct all of our current operations. These facilities include 8,000 square feet of office and warehouse space and an outdoor storage area of approximately 10,000 square feet. The monthly rent is $6,559. This facility is used to house corporate offices and serves as the headquarters for our geophysical business. We are not responsible for insuring the facilities. The condition of our facilities is good, and we believe that these properties are suitable and adequate for our foreseeable needs.


                  MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of operations

     Revenues for the year ended December 31, 2003 were $8,468,051 compared with revenues of $6,262,206 for the year ended December 31, 2002. Revenues for the six months ended June 30, 2004 were $7,754,069 compared with revenues of $4,437,206 for the six months ended June 30, 2003. A primary reason for the increase in revenues was the deployment of a second and a third crew during 2004. We reported net income (before dividend requirements on preferred stock) of $555,165 for the year ended December 31, 2003, compared with a net loss (before dividend requirements on preferred stock) of $1,711,509 for the year ended December 31, 2002. We reported net income (before dividend requirements on preferred stock) of $1,309,764 for the six months ended June 30, 2004, compared with net income (before dividend requirements on preferred stock) of $175,036 for the six months ended June 30, 2003. 2003 is the first year since 1998 that we have reported net income.

     In 2003 we were able to secure a sufficient number of contracts to keep one of our crews employed the entire year. As a result, we reported a 35% increase in revenues in 2003 over 2002. This increase in revenue was principally the result of our successful entry into the Vibroseis market with a significant portion of the 2003 revenue being generated from Vibroseis contracts. Vibroseis contracts tend to have higher margins than dynamite contracts because they do not incur the additional third-party costs associated with dynamite contracts of drilling and explosives. As a result of higher revenues and reduced costs, our cost of services, as a percentage of revenue, decreased to 82.1% in 2003 from 112.2% in 2002. Selling, general, and administrative expense increased to $932,709 in 2003 from $884,572 in 2002. This increase was due primarily to an increase in expenses associated with the higher level of revenues. Interest expense decreased to $8,792 in 2003 from $16,807 in 2002. This decrease was attributable to the lower level of debt in 2003 compared with 2002.

     In June of 2003, we issued 750,000 detachable stock warrants, with a value of $22,500, to certain directors in exchange for their financial commitment for a line of credit that expired December 31, 2003, in an amount up to $300,000. During 2003, we had no borrowings against the line of credit.

     On December 31, 2003, we had net operating loss carryforwards of approximately $7,900,000 available to offset future taxable income, which carryforwards expire at various dates through 2023.

Financial Condition

     Cash of $1,066,743 was provided by operations for the twelve months ended December 31, 2003, compared with cash used in operations of $404,100 for the same period of the prior year. The primary reason for the increase in cash from operations in 2003 compared with 2002 was a significant increase in revenue and net income in 2003 compared with 2002. Net cash of $295,610 was used in investing activities during 2003. This was primarily the result of capital expenditures of $314,959 to acquire three additional Vibroseis units and to replace certain vehicles and equipment that had become worn-out during 2003. Principal payments on debt obligations in the amount of $133,458 and principal payments on capital lease obligations of $135,574 resulted in net cash of $269,032 being used in financing activities during 2003. The capital leases entered into in 2003 were primarily for replacement of certain equipment and additional surveying equipment. The terms of these capital leases range in length from six months to three years. We anticipate that available funds, together with anticipated cash flows generated from future operations, will be sufficient to meet our minimum lease and note payment obligations.

     Cash of $4,711,473 was provided by operations for the six months ended June 30, 2004, compared with cash provided by operations of $241,526 for the same period of the prior year. The primary reason for the increase in cash provided by operations between the two periods was a significant increase in revenue and net income in the first six months of 2004 as compared with the first six months of 2003.

      Working capital increased $1,462,408 to $1,326,594 at December 31, 2003, from the December 31, 2002, working capital deficit of $135,814. Our current ratio increased to 3.1 at December 31, 2003 from .9 at December 31, 2002. Stockholders' equity increased to $1,943,339 at December 31, 2003, from the December 31, 2002, balance of $1,360,274 due primarily to the net income reported in 2003 of $555,165. We anticipate that available funds, together with anticipated cash flows generated from future operations, will be sufficient to meet our cash needs during 2004, so long as one of our three crews is employed, of which there is no assurance.

     Working capital increased $167,431 to $1,494,025 at June 30, 2004, from the December 31, 2003 working capital of $1,326,594. Our current ratio was 1.33 at June 30, 2004, as compared with a current ratio of 3.1 at December 31, 2003. The reason for the decrease was a substantial increase in "trade accounts payable" and "billings in excess of costs and estimated earnings on uncompleted contracts" during the first six months of 2004. Stockholders' equity increased to $3,122,123 at June 30, 2004, as compared with $1,943,339 at December 31, 2003, due primarily to the net income (before dividend requirements on preferred stock) reported for the first six months of 2004 of $1,309,764.

     In September of 2001, we entered into a three-year operating lease for our headquarters facility located in Plano, Texas. We anticipate that available funds, together with anticipated cash flows generated from future operations, will be sufficient to meet our 2004 minimum rental payment obligation of $52,488.

      During 2001, we entered into an unsecured revolving line of credit arrangement with a bank providing for borrowings of up to $125,000. The facility bore interest at prime plus 1% per annum, and matured in October of 2003. We had committed the availability to irrevocable letters of credit totaling $125,000 which also expired in October of 2003. Therefore, we had no borrowing availability under this line of credit. The letters of credit, with an insurance company as beneficiary, were being used to guarantee continuing seismic insurance bonds totaling $125,000. These letters of credit were issued by the insurance company to two states in which we perform seismic surveys. In October of 2003, we were able to secure replacement seismic bonds from an insurance company that did not require letters of credit.

     On December 13, 1999, WEDGE Energy Services, L.L.C., ("WEDGE") an affiliate of WEDGE Group Incorporated, a diversified Houston, Texas firm with interests in oil and gas services, purchased from us a $2,500,000 8.5% Convertible Subordinated Debenture, Series B due December 1, 2009 (the "Debenture"). Proceeds of the financing, together with other available funds, were utilized for working capital and an expanded capital expenditure program. The Debenture, at WEDGE's option, could be converted into either Senior Preferred Stock or common stock at a price of $1.15 per share.

     At the 2000 Annual Meeting of Shareholders, the holders of our outstanding Series C Preferred Stock voted to consent to the issuance of the new Senior Preferred Stock. As a result of the consent to the new series of Senior Preferred Stock by the Series C Preferred Stock shareholders and in accordance with the terms of the Debenture Agreement, WEDGE converted its Debenture plus accrued interest into 2,252,445 shares of Senior Preferred Stock. Per the Debenture Agreement, dividends on the Senior Preferred Stock were paid by the issuance of additional shares of Senior Preferred Stock through December 1, 2000. After December 1, 2000, WEDGE could either receive dividends in cash or additional shares. WEDGE elected to receive dividends in additional shares. As a result, 771,819 shares of Senior Preferred Stock were issued to WEDGE as dividend payments from June 1, 2000, through December 1, 2003.

     In February of 2004, WEDGE sold all of its 3,024,264 shares of Senior Preferred Stock to a small number of investors who included several members of our Board of Directors. In addition, WEDGE's two designated Board members resigned. The Senior Preferred Stock, at the Senior Preferred Stock shareholders' election, can be converted into common stock on the basis of one share of common stock for each share of Senior Preferred Stock.

     At a November 30, 2001 meeting, our Board of Directors, in an effort to encourage the conversion of Series C 8% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock") into shares of Common Stock, voted to reduce, on a post-reverse split basis, the conversion price of the Series C Preferred Stock from $2.00 per share of Common Stock to $1.61 per share of Common Stock. In addition, the Board of Directors voted to extend the conversion price increase date of the Series C Preferred Stock from the close of business on December 31, 2001 until the close of business on January 31, 2002. As a result, the conversion price was $1.61 per share of Common Stock if converted prior to the close of business on January 31, 2002. After January 31, 2002, and prior to the close of business on December 31, 2002, the conversion price per share of Common Stock was $3.75. Thereafter, the conversion price per share of Common Stock became $6.00. This action by the Board of Directors resulted in 977,550 shares of Series C Preferred Stock being converted into 3,035,839 shares of Common Stock during 2002. As a result, 58,100 shares of Series C Preferred Stock remained outstanding at December 31, 2003, and the cumulative dividends in arrears on the Series C Preferred Stock were $116,200 at December 31, 2003.

                               MANAGEMENT

Name, Age, and                                    Positions with Company
Business Experience
________________________________________________________________________


Wayne A. Whitener, 52                               President, CEO,
Chief Executive Officer of the Company since        and Director
January of 1999; Chief Operating Officer of the
Company from July of 1986 to December of 1998;
President of the Geophysical Division since
1984; served as Vice President of TGC from 1983 to 1984; Area Manager for Grant Geophysical Co.
from December of 1978 until July of 1983.

Daniel G. Winn, Age 53                              Vice President
Vice President of the Company since June of 2004;
Operations Manager of the Company from August of 1997 to June of 2004; Operations Supervisor of the
Company from January of 1990 to August of 1997;
Operations Supervisor for Halliburton Geophysical, from January of 1988 to January of 1990.

Kenneth W. Uselton, Age 61                         Secretary, Treasurer,
Secretary of the Company since March of 2004;      and CFO
Treasurer of the Company since November of 1995;
served as Vice President and CFO of Texstar, Inc., a plastics manufacturer from May of 1990 to August of 1995.

Allen T. McInnes, 66                                Director
Chairman of the Board from July of 1993 to March of 2004; Secretary from November of 1997 to March of 2004; Chief Executive Officer of the Company from August of 1993 to March of 1996; Executive
Vice-President and Director of Tenneco, Inc.
1960-1992; President and CEO of Tetra Technologies,
Inc. from April of 1996 to September of 2001;
Director of Tetra Technologies, 1996 to present;
Dean, Rawls College of Business, Texas Tech
University from August of 2001 to present;
Director of Alamosa PCS, a wireless
communication company which is an affiliate of Sprint, since February of 2003.

William J. Barrett, 65                              Director
Secretary of the Company from 1986 to November of 1997; President of Barrett-Gardner Associates,
Inc., an investment banking firm since November of 2002, and previously Senior Vice President of Janney Montgomery Scott LLC, investment bankers, since 1978; Director of Supreme Industries,
Inc., a manufacturer of specialized truck bodies and shuttle buses, since 1979; and Chairman of the Board of Rumson-Fair Haven Bank and Trust, a
New Jersey state independent, commercial bank and trust company.




Name, Age, and                                    Positions with Company
Business Experience
________________________________________________________________________

Herbert M. Gardner, 64                              Director
Executive Vice President of Barrett-Gardner
Associates, Inc., an investment banking firm since November of 2002, and previously Senior
Vice President of Janney Montgomery Scott LLC, investment bankers since 1978; Chairman of the Board of Supreme Industries,
Inc., a manufacturer of specialized truck bodies and shuttle buses, since 1979; and President since 1992. Also a Director of: Nu Horizons
Electronics Corp., an electronic component distributor; Rewards Network, Inc., formerly
Transmedia Network, Inc., a company that develops and markets transaction-based dining and other consumer rewards programs; Co-Active
Marketing Group, Inc., a marketing and sales promotion company; and Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company.

Edward L. Flynn, 69                                 Director
Owner of Flynn Meyer Company, a management company for the restaurant industry, since
1976; Director and Treasurer, Citri-Lite Co., a soft drink company; and Director of Bioject
Medical Technologies, Inc., a drug delivery system company.

William C. Hurtt, Jr., 59                           Director
Retired, Vero Beach, FL; BA Harvard College
1967; MBA Wharton School of Business, University of Pennsylvania, 1969; Manager of Blue Lake
Properties, LLC, Tuscaloosa, Alabama, from November of 1998 to present; Former Director of River Gas
Corporation, October of 1998 to September of 2000.


                            EXECUTIVE COMPENSATION

     The table below sets forth, on an accrual basis, all cash and cash equivalent remuneration paid by us during the year ended December 31, 2003, to the Chief Executive Officer and any other executives whose salary and bonus exceeded $100,000.

                           Summary Compensation Table
Name and Principal    Annual Compensation       Options/      All Other
Position             Year  Salary   Bonus     Stock   SAR's Compensation
________________________________________________________________________
Wayne A. Whitener    2003  $125,000 $15,000    -0-    -0-    $7,039  (1)
President            2002  $125,000  -0-       -0-    -0-    $6,021  (2)
& CEO                2001  $ 94,875  -0-       -0-    -0-    $6,298  (3)


     (1) Represents personal use of a Company vehicle ($3,960), Company's payment for personal income tax preparation ($145), Company's contribution to 401(k) program
             ($2,658), and life insurance premiums ($276).

     (2) Represents personal use of Company vehicle ($4,883), Company's payment for personal income tax preparation ($145), Company's contribution to 401(k) program ($717), and life insurance premiums ($276).

     (3) Represents personal use of Company vehicle ($5,522), Company's payment for personal income tax preparation ($135), Company's contribution to 401(k) program ($365), and life insurance premiums ($276).

401(k) Plan

     In 1987, we implemented a 401(k) salary deferral plan (the "Plan") which covers all employees who have reached the age of 20-1/2 years and have been employed by us for at least one year. The covered employees may elect to have an amount deducted from their wages for investment in a retirement plan. We have the option, at our discretion, to make contributions to the Plan. For several years prior to 1999, we made a matching contribution to the Plan equal to the sum of 75% of each Participant's salary reduction contributions to the Plan for such Plan year which were not in excess of 3% of the Participant's compensation for such Plan year, and 50% of each Participant's salary reduction contributions to the Plan for such Plan Year which were in excess of 3% of the Participant's compensation but not in excess of 8% of the Participant's compensation for such Plan Year. As of January 1, 1999, we decided to make a contribution to the Plan equal to 100% of each participant's salary reduction contributions to the Plan up to 2% of the participant's compensation. The total amount of our contribution during 2003 for the one (1) executive officer participating in the 401(k) Plan was as follows: Wayne A. Whitener - $2,658.

Options Granted in Last Fiscal Year

     During the year ended December 31, 2003, no stock options or stock appreciation rights were granted to any of our executive officers.

     Prior to 2003, our directors did not receive any compensation for service as a director.

     Because of the additional burdens imposed upon directors of public companies by the Sarbanes-Oxley Act of 2002, our directors began receiving compensation in 2003. Because of limited cash availability, this compensation was paid in common stock on the basis of each director receiving 7,500 shares of our common stock for each year of service as a director up to a maximum of five years, or a maximum of 37,500 shares of common stock per director, as compensation. As a result, Messrs. William J. Barrett, Herbert M. Gardner, Allen T. McInnes, and Wayne A. Whitener each received 37,500 shares of common stock, and Mr. Edward L. Flynn received 30,000 shares of common stock.

     In March of 2004, 5,814 shares of our common stock were issued, as director compensation, to each of Messrs. William J. Barrett, Herbert M. Gardner, Allen T. McInnes, Wayne A. Whitener, Edward L. Flynn, and William C. Hurtt, Jr.





                                Equity Compensation Plan Information
                                      (a)                (b)                   (c)
                                                                      Number of Securities
                        Number of Securities      Weighted-Average    Remaining Available for
                        to be Issued Upon         Exercise Price      Future Issuance Under
                          Exercise of Outstanding   of Outstanding      Equity Compensation
Plans
                        Options, Warrants, and    Options, Warrants,  (Excluding Securities
Plan Category           and Rights                and Rights          Reflected in Column
(a))
_____________             _______________________  _________________
_________________________

Equity compensation plans
approved by security
holders                         182,100                 $.96                   147,000

Equity compensation plans
not approved by security
holders                         230,000(1)              $.09
                                _______
     Total                      412,100

Note (1): In 1999, 50,000 Warrants were issued as bonus compensation. Each Warrant is exercisable into one share of our common stock at a purchase price of $.30 and expires on July 31, 2009. As of December 31, 2003, we issued 180,000 shares of common stock to our directors as compensation.


                             USE OF PROCEEDS

     The shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. Therefore, any proceeds from the sale of our common stock will be received by the related selling stockholders for their own account, and we will not receive any proceeds from the sale of our common stock offered by this prospectus.

     With respect to the shares of our common stock offered by this prospectus, we previously received $2,500,000 from the sale of the
Debenture described in "MANAGEMENT'S DISCUSSION AND ANALYSIS   Financial
Condition." We used the proceeds from the sale of the Debenture for general working capital purposes. The Debenture was subsequently converted into Senior Preferred Stock.

     We will incur all of the costs associated with the registration of the shares of our common stock offered by this prospectus, if any. See "PLAN OF DISTRIBUTION."


      MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock traded on the NASDAQ SmallCap Market under the symbol "TGCI" from September 25, 1994, until May 24, 2002. We were notified by NASDAQ of potential delisting of our common stock for: (1) having failed to maintain a minimum market value of publicly held shares of $1,000,000 and (2) having failed to equal or exceed the minimum bid price requirement of $1 per share, in each case for thirty (30) consecutive trading days. As a condition to continued listing of our securities on the SmallCap Market, we were required to satisfy these requirements for a minimum of ten (10) consecutive trading days by May 15, 2002, and August 13, 2002, respectively. Our common stock did not trade at sufficient levels, for ten (10) consecutive trading days, to comply with the May 15, 2002 deadline. As a result, our securities were delisted from the NASDAQ SmallCap Market at the opening of business on May 24, 2002, and now trade over-the-counter on the National Association of Securities Dealers, Inc. Over-The-Counter Bulletin Board System. We maintain our trading symbol "TGCI".

     The number of shareholders of record of our common stock as of August 27, 2004, was 114. Due to the number of shares held in nominee or street name, we believe that there are a significantly greater number of beneficial owners of our common stock. As of such date, CEDE & CO. held 4,269,910 shares in street name. On September 7, 2004, our common stock was quoted at a closing bid price of $1.80. The high and low bid prices shown below represent prices among the dealers and do not include retail mark-ups, mark-downs, or commissions, and do not necessarily represent actual transactions.

                     Bid Price of Common Stock
            Date                    High          Low
                                 Bid Price     Bid Price
______________________________   _________     _________
April 1 -- June 30, 2004           2.450       1.200
January 1 -- March 31, 2004        1.200        .700
October 1 -- December 31, 2003      .700        .380
July 1 -- September 30, 2003        .380        .150
April 1 -- June 30, 2003            .150        .075
January 1 -- March 31, 2003         .100        .063
October 1 -- December 31, 2002      .150        .063
July 1 -- September 30, 2002        .230        .150
April 1 -- June 30, 2002            .350        .150
January 1 -- March 31, 2002         .520        .150

     Dividends are payable on our common stock at the discretion of the Board of Directors. In light of our working capital needs, it is unlikely that cash dividends will be declared and paid on our common stock in the foreseeable future.


                    DETERMINATION OF OFFERING PRICE

     The selling stockholders may sell all or a portion of their shares of our stock in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices. See "PLAN OF DISTRIBUTION."


                          SELLING STOCKHOLDERS

Background

     We are registering the shares of our common stock offered for resale by this prospectus in order to satisfy our obligations to the selling stockholders named below. None of our officers or directors are included in the selling stockholder group. In February of 2004, the selling stockholders named below acquired the Senior Preferred Stock which can be converted into common stock at the selling stockholders' election as described in "MANAGEMENT'S DISCUSSION AND ANALYSIS-Financial Condition." Pursuant to the designation establishing the Senior Preferred Stock, we are obligated to register, under the Securities Act of 1933, the shares of our common stock that will be held by each of these stockholders, assuming these stockholders convert all of the shares of Senior Preferred Stock sold to each of the selling stockholders as described in "MANAGEMENT'S DISCUSSION AND ANALYSIS-Financial Condition." We are obligated to keep the registration statement, of which this prospectus forms a part, effective for twenty-four (24) months following the date of this registration.

Selling Stockholders Table

     The shares of our common stock offered by this prospectus are being sold for the account of the selling stockholders identified in the following table. The information in the following table and footnotes is based solely on information furnished to us by the selling stockholders which, for each selling stockholder, includes:

          (a) the name and address of the selling stockholder,

          (b) any position, office, or other material relationship (if any) which the selling stockholder has had with us, our predecessors, or our affiliates within the past three years,

          (c) the number of shares of our common stock currently beneficially owned by the selling stockholder and the percentage that those shares of our common stock represent of all of our outstanding common stock as of August 27, 2004 (on a fully-diluted basis),

          (d) the number of shares of our common stock offered by the selling stockholder, and

          (e) the amount and, if 1% or more, the percentage of shares of our common stock that will be beneficially owned by the selling stockholder after completion of the offering, assuming the sale of all of the shares of our common stock as referenced in (d) above.

     Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Each selling stockholder that is a broker-dealer or is affiliated with a broker-dealer has represented to us that such stockholder purchased the securities to be resold pursuant to this prospectus in the ordinary course of business and, at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

         (a)                   (b)              (c)              (d)                 (e)
                          Material      Amount of Common  Amount of Common   Amount of Common
                        Relationship    Stock/Percentage  Stock Offered(1)   Stock/Percentage
Name and Address of With Company Within   Owned Before                          Owned After
Selling Stockholder     Last 3 Years      Offering (1)                           Offering
___________________     _______________   ________________  ________________
________________

Nicholas A. Baker, III
18 Horseshoe Bend Road
Mendham, NJ 07945             None          113,200/1.6%         113,200             -0-/*

William J. Barrett, Jr.
457 Mine Brook Road
Far Hills, NJ 07931           None          170,701/2.4%         169,800             901/*

Robert J. Deputy
22628 Weatherby Lane
Elkhart, IN 46514             None           73,999/1.1%          34,000          39,999/*

Jason M. Elsas, Jr.
26 Tuxedo Road
Rumson, NJ 07760              None          360,024/5.2%         235,800         124,224/1.8%

Arthur J. Gajarsa and
Melanie Gajarsa, JTWROS
3552 Reservoir Road NW
Washington, DC 20007          None           47,100/*             47,100             -0-/*

National Investor Services
Cust FBO Ann Green Roth IRA
c/o TD Waterhouse Investor
Services, Inc. Attn:
Mike Gelber (2)
125 Maiden Lane
New York, NY 10038            None           39,029/*              9,664          29,365/*

Stuart M. Gerson & Pamela
E. Somers, JTWROS
3 E. Irving Street
Chevy Chase, MD 20815         None          114,056/1.6%          83,000          31,056/*

William D. Marohn
54943 Woodhold Ct.
Elkhart, IN 46516             None           70,000/1.0%*         60,000          10,000/*

Ellen M. Noreen & Clifford
M. Noreen, JTWROS
95 Bent Tree Drive
East Longmeadow, MA 01028     None           73,739/1.1%          47,000          26,739/*

Sidney Todres
250 Park Avenue
New York, NY 10177            None          427,735/6.1%         300,000         127,735/1.8%

National Investor
Services Cust FBO C.
Richard Stafford MPPP
c/o TD Waterhouse Investor
Services, Inc.
Attn: Mike Gelber (3)
125 Maiden Lane
New York, NY 10038            None          206,356/3.0%          34,000         172,356/2.5%

Technology Insurance
Company, Inc.
Attn: B. Zyskind (4)
59 Maiden Lane
New York, NY 10038            None           59,250/*             59,250             -0-/*

Rochdale Insurance Company
Attn: B. Zyskind (5)
59 Maiden Lane
New York, NY 10038            None           59,250/*             59,250             -0-/*

*Less than 1%

(1) Includes the number of shares of common stock which are deemed to be beneficially owned as a result of ownership of Senior Preferred Stock. Each share of Senior Preferred Stock is convertible into one share of common stock.
(2) Ann Green has voting and dispositive power over the shares of common stock being offered.
(3) C. Richard Stafford has voting and dispositive power over the shares of common stock being offered.
(4) B. Zyskind, President, has voting and dispositive power over the shares of common stock being offered.
(5) B. Zyskind, President, has voting and dispositive power over the shares of common stock being offered.


                          DESCRIPTION OF STOCK

     Our authorized capital stock consists of 25,000,000 shares of common stock, $.01 par value per share, and 4,000,000 shares of preferred stock, $1.00 par value per share. As of August 27, 2004 we had 5,729,948 shares of common stock, 3,024,264 shares of Senior Preferred Stock, and 58,100 shares of Series C Preferred Stock issued and outstanding. We have outstanding warrants and options which, if exercised, will total 3,804,745 shares of common stock. Overall, we would have a total of 12,607,374 shares of common stock issued and outstanding if all of our outstanding warrants and options were exercised and all of our preferred stock were converted into shares of common stock.

Common Stock

     Each share of our common stock is entitled to one vote on each matter submitted to a vote of the stockholders and is equal to each other share of our common stock with respect to voting, liquidation, and dividend rights. Holders of our common stock are entitled to receive the dividends, if any, as may be declared by our Board of Directors out of assets legally available therefor and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred stockholders. Holders of our common stock have no conversion rights and are not entitled to any preemptive or subscription rights. Our common stock is not subject to redemption or any further calls or assessments. Our common stock does not have cumulative voting rights in the election of directors. The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

Dividend Policy

     While there currently are no restrictions prohibiting us from paying dividends to our stockholders, we have not paid any cash dividends on our common stock in the past, and we do not anticipate paying any dividends in the foreseeable future. Earnings, if any, are expected to be retained to fund our future operations. There can be no assurance that we will pay dividends on our common stock at any time in the future.

Trading of Our Common Stock

     Our common stock presently is quoted on the over-the-counter bulletin board maintained by the National Association of Securities Dealers, Inc. under the symbol "TGCI." The average of the closing bid and asked prices for our common stock was $1.71 on September 21, 2004.

                          PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, use this prospectus to sell all or a portion of the shares of our common stock offered by this prospectus. These sales and transfers of our common stock may be effected from time to time in one or more transactions on the over-the-counter bulletin board, in the over-the-counter market, in negotiated transactions, or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means.
     These transfers or sales may occur directly or by or through brokers, dealers, agents, or underwriters, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling holders and/or from purchasers of the common stock for whom they may act as agent. Any or all of the shares of common stock may be sold or transferred from time to time by means of:

     - a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account based on this prospectus;
     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     -     the writing of options on the common stock;
     - pledges as collateral to secure loans, credit, or other financing arrangements and any subsequent foreclosure, if any, under those arrangements;
     -     gifts, donations, and contributions; and
     -     any other legally available means.

     To the extent required by the Securities Act of 1933, the number of shares of common stock to be sold or transferred, the purchase price, the name of any agent, broker, dealer, or underwriter, and any applicable discounts or commissions and any other required information with respect to a particular offer will be shown in an accompanying prospectus supplement or post-effective amendment.

     In the event of the transfer by any selling stockholder of shares of our common stock offered by this prospectus to any pledgee, donee, or other transferee, we will supplement or amend this prospectus (as required by the Securities Act of 1933), and the Registration Statement of which this prospectus forms a part, in order to have the pledgee, donee, or other transferee included as a selling stockholder.

     We have agreed to keep this prospectus effective until twenty-four
(24) months following the effective date of this registration statement.

     If necessary to comply with state securities laws, the common stock will be sold only through registered or licensed brokers or dealers. In addition, the common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling stockholders and any brokers, dealers, agents, or underwriters who participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any discounts, concessions, and commissions received by those brokers, dealers, agents, or underwriters, and any profit on the resale of the common stock purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     No underwriter, broker, dealer, or agent has been engaged by us or, to our knowledge, any of the selling stockholders, in connection with the distribution of the common stock.

     We and the selling stockholders will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distributors and we, under certain circumstances, may be a distribution participant, under Regulation M.


     The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of our common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares of our common stock. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for, or purchase, shares of our common stock while they are distributing shares of our common stock covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares of our common stock while the distribution is taking place.

     Any common stock covered by this prospectus which also qualifies for sale based on Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than based on this prospectus. There is no assurance that the selling stockholders identified in this prospectus will sell any or all of the common stock. The selling stockholders may transfer, devise, or gift common stock by other means not described in this prospectus.

     We will pay all of the expenses incident to the registration of the common stock, other than underwriting discounts and selling commissions, if any. The aggregate proceeds to the selling holders from the sale of the common stock will be the purchase price of that common stock less any of these discounts or commissions.

     We have agreed to indemnify the selling stockholders against some of the liabilities under the Securities Act of 1933 arising from this prospectus or the Registration Statement of which it is a part.


                      TRANSACTIONS WITH MANAGEMENT

     During 2002, in order to enable us to meet working capital needs, an investor group (that included certain directors) provided us with their financial commitment for a line of credit in an amount up to $300,000 that expired on December 31, 2002. During September of 2002, we used $150,000 of available funds under the line of credit. On December 31, 2002, $120,000 remained outstanding under the line of credit and was paid by us in January of 2003. In connection therewith, we issued stock purchase warrants to such investor group. The warrants cover 1,500,000 shares of common stock, expire on September 10, 2012, and are exercisable at $.20 per share. The Warrant Agreements contain provisions permitting the warrant holders to exercise their warrants for additional common shares as a result of the Senior Preferred Stockholders electing to receive additional shares of Senior Preferred Stock as dividends. A $30,000 note and a warrant for 300,000 shares were issued to each of Allen T. McInnes, William C. Hurtt, Jr., William
J. Barrett, Herbert M. Gardner, and Edward L. Flynn.


     In June of 2003, certain directors provided us with their financial commitment for a line of credit up to $300,000 through December 31, 2003, on the same terms as the 2002 financial commitment described above, provided that warrants covering only 750,000 shares of common stock were issued upon execution of the financial commitment and warrants covering the remaining 750,000 shares of common stock were to be issued in proportion to the amount of the $300,000 commitment which we drew on (e.g. if we borrowed a total of $150,000, warrants covering 375,000 shares were to be issued, and if we borrowed the full commitment of $300,000, warrants covering 750,000 shares were to be issued). We had no borrowings under this commitment during 2003. A warrant for 150,000 shares was issued to each of Allen T. McInnes, William C. Hurtt, Jr., William J. Barrett, Herbert M. Gardner, and Edward L. Flynn.


                    SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

     The following tabulation sets forth the names of those persons who are known to be the beneficial owner(s) as of August 27, 2004, of more than five percent (5%) of our common stock or Senior Preferred Stock. Such tabulation also sets forth the number of shares of our common stock or Senior Preferred Stock beneficially owned as of August 27, 2004, by all of our directors and executive officers (naming them), and all directors and officers as a group (without naming them). Persons having direct beneficial ownership of our common stock or Senior Preferred Stock possess the sole voting and dispositive power in regard to such
stock.   The Senior Preferred Stock is freely convertible into shares of common stock at the conversion ratio of one share of common stock for each share of Senior Preferred Stock. Ownership of the Senior Preferred Stock is deemed to be beneficial ownership of common stock at a conversion ratio of one share of common stock for each one share of Senior Preferred Stock under Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. As of August 27, 2004, there were 5,729,948 shares of common stock and 3,024,264 shares of Senior Preferred Stock outstanding.

     The following tabulation also includes common stock covered by (i) options granted under our 1993 and 1999 Stock Option Plans, which options are collectively referred to as "Stock Options," (ii) stock purchase warrants, which warrants are collectively referred to as "Stock Purchase Warrants," and (iii) Senior Preferred Stock which is convertible on a one-for-one basis into common stock. The Stock Options and Stock Purchase Warrants have no voting or dividend rights.

     The following tabulation excludes the Series C Preferred Stock since the Series C Preferred Stock is not owned by any of our officers and directors or five percent (5%) or more beneficial owners.


Name & Address            Title of Class   Amount & Nature        Percent
of Beneficial Owner                         of Beneficial           of
                                           Ownership (1)(2)(3)    Class(4)
___________________       ______________   ___________________  ___________


William J. Barrett          Common          2,349,936 (5)          32.37%
636 River Road
Fair Haven, NJ 07704

Jason M. Elsas, Jr.         Common            360,024               6.03%
26 Tuxedo Road
Rumson, NY 07760

Edward L. Flynn             Common          1,870,661 (6)          28.08%
75-11 Myrtle Avenue
Glendale, New York 11385

Herbert M. Gardner          Common          1,390,362 (7)          20.72%
636 River Road
Fair Haven, NJ 07704

William C. Hurtt, Jr.       Common          1,319,527 (8)          19.87%
917 Lady Bug Lane
Vero Beach, FL 32963




Allen T. McInnes            Common          1,521,964              22.84%
5529 50th Street
Lubbock, TX 79414

Sidney Todres               Common            427,735               7.09%
250 Park Avenue
New York, NY 10177

Kenneth W. Uselton          Common             15,224                 *
1304 Summit, Ste 2
Plano, TX 75074

Wayne A. Whitener           Common            228,047               3.86%
1304 Summit Ave., Ste 2
Plano, Texas 75074

Daniel G. Winn              Common             22,000                 *
1304 Summit Ave., Ste 2
Plano, Texas 75074
                                         __________________       ______

All directors and           Common          8,717,721 (5)(6)       77.75%
executive officers as a                               (7)(8)
group (eight persons)


* Less than 1%



Depositories such as The Depository Trust Company (Cede & Company) as of August 27, 2004 held, in the aggregate, more than five percent (5%) of our then outstanding Common Stock voting shares. We understand that such depositories hold such shares for the benefit of various participating brokers, banks, and other institutions which are entitled to vote such shares according to the instructions of the beneficial owners thereof. We have no reason to believe that any of such beneficial owners owns more than five percent (5%) of our outstanding voting securities.
























     (1) Includes the number of shares of Common Stock set forth opposite the person's name in the following table, which shares are beneficially owned as a result of the ownership of Stock Options and Stock Purchase Warrants.

                              Stock Options             Warrants
                              _____________             ________

    William J. Barrett            10,000                 733,329
    Edward L. Flynn               10,000                 733,329
    Herbert M. Gardner            10,000                 733,329
    William C. Hurtt, Jr.           -0-                  533,329
    Allen T. McInnes              10,000                 733,329
    Kenneth W. Uselton            10,000                   -0-
    Wayne A. Whitener            121,100                  50,000
    Daniel G. Winn                22,000                   -0-
                                 _______               _________
    All directors and officers
    as a group                   193,100               3,516,645


    The number of shares set forth above for each of Messrs. Barrett, Flynn, Gardner and McInnes includes 200,000 shares each issuable upon exercise (at $.30 per whole share) of warrants issued in 1999. In addition, the number of shares set forth above for each of Messrs. Barrett, Flynn, Hurtt, Gardner, and McInnes includes 300,000 shares each issuable upon exercise (at $.20 per whole share) of warrants issued in 2002 and 150,000 shares each issuable upon the exercise (at $.20 per whole share) of warrants issued in 2003, in connection with debt financing provided to us. The above also includes the additional warrants resulting from application of the anti-dilution provisions under the 2002 and 2003 warrants as a result of stock dividends paid on the Senior Preferred Stock.

     (2) Includes the number of shares of common stock which are deemed to be beneficially owned as a result of ownership of Senior Preferred Stock set forth opposite the person's name in the following table. Each share of Senior Preferred Stock is convertible into one share of common stock.

         Stockholder                 Senior Preferred Stock
    __________________               ______________________

    William J. Barrett                      709,200
    Edward L. Flynn                           -0-
    Herbert M. Gardner                      188,500
    William C. Hurtt, Jr.                   375,000
    Allen T. McInnes                        188,500
    Jason M. Elsas, Jr.                     235,800
    Sidney Todres                           300,000
                                          _________
                                          1,997,000


     (3) Of the shares of Common Stock to Warrants referred to in this column, all are immediately exercisable. Of the shares of Common Stock subject to Options referred to in this column, all are exercisable within sixty (60) days from the date of this prospectus, except for the following: (a) 6,000 options owned by Kenneth W. Uselton; (b) 50,000 options owned by Wayne A. Whitener; and (c) 8,000 options owned by Daniel G. Winn.

    (4) The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. In making these calculations, shares of common stock beneficially owned by a person as a result of the ownership of Senior Preferred Stock and certain options and warrants were deemed to be currently outstanding solely with respect to the holders of such Senior Preferred Stock, options, and warrants.

     (5) Includes 55,231 shares of common stock and 75,500 shares of Senior Preferred Stock owned by William J. Barrett's wife. Mr. Barrett has disclaimed beneficial ownership of these shares.

     (6) Includes 20,316 shares of common stock and 188,500 shares of Senior Preferred Stock owned by Edward L. Flynn's wife. Mr. Flynn has disclaimed beneficial ownership of these shares.

     (7) Includes 35,261 shares of common stock and 47,000 shares of Senior Preferred Stock owned by Herbert M. Gardner's wife. Mr. Gardner has disclaimed beneficial ownership of these shares.

     (8) Includes 10,800 shares of common stock owned by William C. Hurtt's wife. Mr. Hurtt has disclaimed beneficial ownership of these shares.


                               LITIGATION

     We are a defendant in various legal actions that arose out of the normal course of business. In our opinion, none of the actions will result in any significant loss to us.


                            INDEMNIFICATION

     Our Restated Articles of Incorporation provide that none of our directors will be personally liable for monetary damages arising from breach of fiduciary duty as a director, with certain limited exceptions.

     Pursuant to Texas corporation law, every Texas corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise, against any and all expenses, judgments, fines, and amounts paid in settlement and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification may be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that, in light of all the circumstances, indemnification should apply. Our Restated Articles of Incorporation contain provisions authorizing it to indemnify our officers and directors to the fullest extent permitted by Texas corporation law.

     We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


                                EXPERTS

     Our audited financial statements for the year ended December 31, 2003 have been included herein in reliance upon the report of Lane Gorman Trubitt, L.L.P., independent certified public accountants ("our auditor"), which expresses an unqualified opinion, given upon their authority as experts in auditing and accounting.

     Our audited financial statements for the year ended December 31, 2002 have been included herein in reliance upon the report of our former auditor, Grant Thornton LLP, independent certified public accountants, which expresses an unqualified opinion, given upon their authority as experts in auditing and accounting.


                             LEGAL MATTERS

     The validity of the shares of common stock being registered will be passed on for us by our legal counsel, Law, Snakard & Gambill, P.C., Fort Worth, Texas.


                         AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in compliance with this act, file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be inspected and copied at the Public Reference Room facilities maintained by the SEC in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC's telephone number to obtain information on the operation of the Public Reference Room is (800) SEC-0330. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements, and other information regarding registrants like our company that file electronically with the SEC at the following Internet address:
(http://www.sec.gov). The SEC's telephone number is (800) SEC-0330.

     We have filed with the SEC in Washington, D.C. a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of our common stock offered by this prospectus.






                         ADDITIONAL INFORMATION

     This prospectus is part of a Registration Statement on Form SB-2 that we have filed with the SEC. This prospectus is only a part of that Registration Statement, and does contain all of the information that is included in the Registration Statement, several sections of which are not included at all in this prospectus. The statements contained in this prospectus, including statements as to the contents of any contract or other document, are not necessarily complete. You should refer to the Registration Statement and to an actual copy of the contract or document filed as an exhibit to the Registration Statement for more complete information. The Registration Statement may be obtained from the SEC through one of the methods described above in "AVAILABLE INFORMATION."

                          FINANCIAL STATEMENTS

                       December 31, 2003 and 2002

                                CONTENTS

Reports of Independent Certified Public Accountants              p. 30

Financial Statements
   Balance Sheets                                                p. 32
   Statements of Operations                                      p. 34
   Statement of Stockholders' Equity                             p. 35
   Statements of Cash Flows                                      p. 36
   Notes to Financial Statements                                 p. 37
   Condensed Balance Sheet June 30, 2004 (Unaudited)             p. 49
   Statements of Income (Unaudited) Three and Six Months
       Ended June 30, 2004 and 2003                              p. 51
   Statements of Cash Flows (Unaudited) Six Months Ended
       June 30, 2004 and 2003                                    p. 52
   Notes to Financial Statements (Unaudited)                     p. 53

Report of Independent Registered Public Accounting Firm



Board of Directors and
Shareholders of TGC Industries, Inc.


We have audited the accompanying balance sheet of TGC Industries, Inc. as of December 31, 2003, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TGC Industries, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ Lane Gorman Trubitt, L.L.P.

Dallas, Texas
January 30, 2004

Report of Independent Registered Public Accounting Firm



Board of Directors and
Shareholders of TGC Industries, Inc.


We have audited the accompanying balance sheet of TGC Industries, Inc. as of December 31, 2002, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TGC Industries, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.





/s/ Grant Thornton LLP

Dallas, Texas
February 4, 2003

                             TGC Industries, Inc.
                                BALANCE SHEETS
                                 December 31,

                                                  2003           2002
                                             ____________    ___________
ASSETS

CURRENT ASSETS
Cash and cash equivalents                     $1,025,221       $523,120
Trade accounts receivable                        797,454        662,050
Costs and estimated earnings in excess
  of billings on uncompleted contracts            30,494         32,845
Prepaid expenses and other                       106,322        101,965
                                              __________      _________
   Total current assets                        1,959,491      1,319,980

PROPERTY AND EQUIPMENT - at cost
  Machinery and equipment                     11,888,410     11,635,752
  Automobiles and trucks                         893,297        833,743
  Furniture and fixtures                         326,108        323,323
                                             ___________     __________
                                              13,107,815     12,792,818
  Less accumulated depreciation
  and amortization                           (12,313,180)   (11,173,415)
                                             ___________    ___________
                                                 794,635      1,619,403

OTHER ASSETS                                       4,824          4,824
                                              ___________   ___________

                                              $2,758,950     $2,944,207
                                             ===========   ============



The accompanying notes are an integral part of these statements.

                             TGC Industries, Inc.
                         BALANCE SHEETS - Continued
                                December 31,

                                                  2003           2002
                                               __________     __________

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Trade accounts payable                        $  120,149     $  199,336
Accrued liabilities                              105,307        121,517
Billings in excess of costs and
  estimated earnings on
  uncompleted contracts                          295,979        874,187
Current maturities of notes payable                2,594        133,459
Current portion of capital lease
  obligations                                    108,868        127,295
                                              __________      _________
Total current liabilities                        632,897      1,455,794

NOTES PAYABLE, less current maturities            96,379         98,972

CAPITAL LEASE OBLIGATIONS, less current
portion                                           86,335         29,167

COMMITMENTS AND CONTINGENCIES                         -              -

STOCKHOLDERS' EQUITY
 Preferred stock, $1.00 par value;
  4,000,000 shares authorized; 8.5%
  senior convertible preferred stock;
  3,024,264 and 2,782,708 shares issued
  and outstanding at December 31,2003 and
  2002, respectively                           3,024,264      2,782,708

 8% Series C convertible exchangeable
  preferred stock; 1,150,350 shares issued,
  58,100 shares outstanding                       58,100         58,100

Common stock, $.01 and $.30 par value;
  25,000,000 shares authorized; 5,727,008
  and 5,547,008 issued at December 31,
  2003 and 2002, respectively                     57,270      1,664,102
Additional paid-in capital                     6,696,047      5,302,871
Accumulated deficit                           (7,677,028)    (8,232,193)
Treasury stock, at cost, 31,944 shares          (215,314)      (215,314)
                                              __________     __________
                                               1,943,339      1,360,274
                                              __________     __________
                                              $2,758,950     $2,944,207
                                              ==========     ==========

The accompanying notes are an integral part of these statements.

                             TGC Industries, Inc.
                          STATEMENTS OF OPERATIONS
                           Year Ended December 31,

                                                 2003            2002
                                             __________      __________

Revenue                                      $8,468,051      $6,262,206

Cost and expenses
  Cost of services                            6,948,885       7,027,336
  Selling, general and administrative           932,709         884,572
  Interest expense                                8,792          16,807
  Debt financing costs                           22,500          45,000
                                              __________     __________
                                              7,912,886       7,973,715

     Net income(loss)                           555,165      (1,711,509)

Less dividend requirements on
preferred stock                                (302,998)       (280,653)
                                             __________     ___________
     Income(loss) allocable to common
     stockholders                            $  252,167     $(1,992,162)
                                             ==========     ===========
Earnings(loss) per common share
   Basic                                     $     0.05    $      (0.37)
   Diluted                                   $     0.04    $      (0.37)

Weighted average number of shares
outstanding
   Basic                                      5,546,132       5,330,492
   Diluted                                    6,279,109       5,330,492


The accompanying notes are an integral part of these statements.

                                                  TGC Industries, Inc.
                                           STATEMENTS OF STOCKHOLDERS' EQUITY
                                         Years Ended December 31, 2003 and 2002

                                                                     Additional
                          Preferred stock          Common stock       Paid-in    Accumulated   Treasury
                        Shares      Amount       Shares     Amount    capital      deficit       stock        Total
                        ______      ______       ______     ______  ___________  ___________   ________       _____
Balances at
  January 1, 2002    3,596,095   $3,596,095   2,511,169   $753,350   $5,413,336   $(6,520,684)  $(215,314)  $3,026,783

Conversion of
  preferred stock     (977,550)    (977,550)  3,035,839    910,752       66,798            -           -            -

Dividend on 8-1/2%
  senior convertible
  preferred stock      222,263      222,263                            (222,263)           -           -            -

Issuance of
  stock warrants            -            -           -          -        45,000            -           -        45,000

Net loss                    -            -           -          -            -     (1,711,509)         -    (1,711,509)
                     _________   __________   _________  _________    _________   ___________    ________   __________
Balances at
  December 31, 2002  2,840,808    2,840,808   5,547,008  1,664,102    5,302,871    (8,232,193)   (215,314)   1,360,274

Reduction in Par Value
  of Common Stock
  from $.30 to $.01         -            -           -  (1,608,632)   1,608,632            -           -            -

Dividend on 8-1/2%
  senior convertible
  preferred stock      241,556      241,556          -          -      (241,556)           -           -            -

Issuance of
  stock warrants            -            -           -          -        22,500            -           -        22,500

Issuance of
  Common Stock              -            -      180,000      1,800        3,600            -           -         5,400

Net income                  -            -           -          -            -        555,165          -       555,165
                     _________   __________   _________    _______   __________   ___________   _________   __________
Balances at
  December 31, 2003  3,082,364   $3,082,364   5,727,008    $57,270   $6,696,047   $(7,677,028)  $(215,314)  $1,943,339
                     =========   ==========   =========    =======   ==========   ===========   =========   ==========
           The accompanying notes are an integral part of these statements.
                            TGC Industries, Inc.
                           STATEMENTS OF CASH FLOWS
                            Year Ended December 31,

                                                    2003           2002
                                                 __________     __________
Cash flows from operating activities
  Net income (loss)                              $  555,165    $(1,711,509)
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities
     Depreciation and amortization                1,314,042      1,522,815
     Gain on disposal of property and equipment     (19,349)            -
     Debt issuance costs                             22,500         45,000
     Director fees                                    5,400
  Changes in operating assets and liabilities
   Trade accounts receivable                       (135,404)       593,904
   Costs and estimated earnings in excess
    of billings on uncompleted contracts              2,351        (12,711)
   Prepaid expenses and other                        (4,357)       (29,146)
   Trade accounts payable                           (79,187)      (868,170)
   Accrued liabilities                              (16,210)       (55,469)
   Billings in excess of costs and estimated
    earnings on uncompleted contracts              (578,208)       111,186
                                                  _________      _________
       Net cash provided by (used in)
        operating activities                      1,066,743       (404,100)
Cash flows from investing activities
  Capital expenditures                             (314,959)       (70,377)
  Proceeds from sale of property and equipment       19,349             -
                                                  _________      _________
       Net cash used in investing activities       (295,610)       (70,377)
Cash flows from financing activities
  Proceeds from issuance of debt                         -         150,000
  Principal payments on notes payable              (133,458)       (67,731)
  Principal payments on capital lease obligations  (135,574)      (128,633)
                                                   ________      _________
       Net cash used in financing activities       (269,032)       (46,364)
                                                   ________      _________
       Net increase (decrease) in cash and cash
         equivalents                                502,101       (520,841)
Cash and cash equivalents at beginning of year      523,120      1,043,961
                                                 __________      _________
Cash and cash equivalents at end of year         $1,025,221      $ 523,120
                                                 ==========      =========
Supplemental cash flow information
  Interest paid                                  $   11,267      $  14,332
  Income taxes paid                              $       -       $      -

Noncash investing and financing activities
  Capital lease obligations incurred             $  174,315      $  70,558
  Financed equipment purchase                    $       -       $  29,861

At the election of the Senior Preferred Stockholder, 108,819, 113,444,
118,265 and 123,291 shares of 8.5% Senior Preferred Stock were issued to the Senior Preferred Stockholder as payment for the June 1, 2002, December 2002, June 1, 2003 and December 1, 2003 dividends, respectively.

The accompanying notes are an integral part of these statements.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS
December 31, 2003 and 2002

NOTE A - NATURE OF OPERATIONS

TGC Industries, Inc. (TGC or the Company) is engaged in the domestic geophysical services business and primarily conducts seismic surveys and sells gravity data to companies engaged in exploration in the oil and gas industry.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. The Company maintains its accounts at financial institutions located in Texas. The bank accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.
Trade Receivables

Trade accounts receivable are recorded in accordance with terms and amounts as specified in the related contracts on an ongoing basis. The Company evaluates the collectibility of accounts receivable on a specific account basis using a combination of factors, including the age of the outstanding balances, evaluation of the customer's financial condition, and discussions with relevant Company personnel and with the customers directly. An allowance for doubtful accounts or direct write-off is recorded when it is determined that the receivable may not be collected, depending on the facts known and the probability of collection of the outstanding amount.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the individual assets ranging from 1 to 7 years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expenses as incurred.

Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted cash flows estimated to be generated by those assets.

Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


Revenue Recognition

Revenues from conducting seismic surveys are recognized over the term of the contract using the percentage-of-completion method. Under this method, revenues are recognized on the units-of-production method. Revenues for the sale of gravity data are recognized when services are rendered.

Stock-Based Compensation

The Company has two stock-based employee compensation plans, which are described more fully in Note H. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and income (loss) per share allocable to common stockholders if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", to stock-based employee compensation:

                                                  Year Ended December 31,
                                                  _______________________
                                                    2003           2002
                                                  ________       ________
Net income (loss) allocable to common
     stockholders, as reported                    $252,167    $(1,992,162)

Deduct:  Total stock-based employee
    compensation expense determined
    under fair value based method for
    all awards, net of related tax
    effects                                        (39,123)       (54,643)
                                                 _________    ___________
Pro forma net income (loss) allocable to
    common stockholders                           $213,044    $(2,046,805)
                                                 =========    ===========
Income (loss) per common share
     Basic - as reported                             $0.05          $(.37)
     Diluted - as reported                           $0.04          $(.37)

     Basic - pro forma                               $0.04          $(.38)
     Diluted - pro forma                             $0.03          $(.38)










TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


Financial Instruments

The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and debt. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these items. Fair value of long-term debt is based on rates available to the Company for debt with similar terms and maturities.

Earnings (Loss) Per Share

Basic earnings (loss) per common share is based upon the weighted average number of shares of common stock outstanding. Diluted earnings
(loss) per share is based upon the weighted average number of common shares outstanding and, when dilutive, common shares issuable for stock options, warrants and convertible securities.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards

Recent Accounting Pronouncements - During 2003, the FASB released Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", and Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The FASB also revised Statement No. 132, "Employers'
Disclosures about Pensions and Other Postretirement Benefits   and
amendment of Statements No. 87, 88, and 103." The Company believes that the impact of these new standards will not have a material effect on the Company's financial position, results of operations or disclosures.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

Note C - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The components of uncompleted contracts are as follows at December 31,:

                                                   2003                2002
                                              _____________
___________

Costs incurred on uncompleted contracts
   and estimated earnings                       $111,567            $264,751
Less billings to date                           (377,052)
(1,106,093)
                                               _________           __________
                                               $(265,485)          $
(841,342)
                                               =========           =========

The components of uncompleted contracts are reflected in the balance sheets at December 31, 2003 and 2002 as follows:

                                                   2003                2002
                                              _____________
___________

Costs and estimated earnings in excess
  of billings on uncompleted contracts         $  30,494            $ 32,845
Billings in excess of costs and
  Estimated earnings on uncompleted
  contracts                                     (295,979)           (874,187)
                                               _________           _________
                                               $(265,485)          $(841,342)
                                               =========           =========

NOTE D - ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31,:

                                                   2003                2002
                                              _____________
___________

Compensation and payroll taxes                  $ 65,690            $ 33,465
Other                                             39,617              88,052
                                                ________            ________
                                                $105,307            $121,517
                                                ========            ========

NOTE E - DEBT

Line of Credit

During 2001, the Company entered into an unsecured revolving line of credit arrangement with a bank, providing for borrowings of up to $125,000. The facility bore interest at prime plus 1% per annum, and matured in October 2003. The Company had committed the availability to irrevocable letters of credit totaling $125,000 which also expired in October 2003. Therefore, the Company had no borrowing availability under this line of credit. The letters of credit, with an insurance company as TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

NOTE E - DEBT - Continued

beneficiary, were being used to guarantee continuing seismic insurance bonds totaling $125,000, issued by the insurance company to two states in which the Company performs seismic surveys. In October 2003, the Company was able to secure replacement seismic bonds from an insurance company that did not require letters of credit.

On June 12, 2003, certain Directors extended a line of credit with a $300,000 credit limit. The line of credit accrued interest at 6.75% and matured December 31, 2003. There were no advances made under this line of credit.

Notes Payable

Notes payable consist of the following at December 31:

                                                  2003                2002
                                              _____________
___________

Note payable to a finance company,
  interest at 4%, due in monthly
  installments of $552 including
  interest; collateralized by
  equipment and accounts receivable             $ 98,973            $101,461

Note payable to a finance company,
  interest at 4%, due in monthly
  installments of $1,130 including
  interest; collateralized by
  equipment and accounts receivable                   -                3,365

Note payable to a finance company,
  Interest at 5%, due in monthly
  installments of $2,556 including
  interest; collateralized by equipment               -                7,605

Note payable to certain investors                     -              120,000
                                                ________            ________
                                                $ 98,973            $232,431
                                                ========            ========

Aggregate annual maturities of notes payable at December 31, 2003 are as follows:

    Year Ending
    December 31,
    ______________

        2004                                              $  2,594
        2005                                                 2,702
        2006                                                 2,816
        2007                                                 2,934
        2008                                                 3,058
      Thereafter                                            84,869
                                                          ________






TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

NOTE E - DEBT - Continued
                                                            98,973
Less current maturities                                     (2,594)
                                                          ________
                                                          $ 96,379
                                                          ========

NOTE F - LEASES

Capital Leases

The Company leases certain specialized seismic equipment under leases classified as capital leases. The following is a schedule showing the future minimum lease payments under capital leases by years and the present value of the minimum lease payments as of December 31, 2003.

    Year Ending
    December 31,
__________________
       2004                                               $115,555
       2005                                                 51,484
       2006                                                 45,681
                                                          ________
Total minimum lease payments required                      212,720
Less:  Amount representing interest                        (17,517)
                                                          ________
Present value of minimum lease payments                    195,203
Less current maturities                                   (108,868)
                                                          ________
                                                          $ 86,335
                                                          ========

The net book value of the capital assets leased was approximately $259,000 and $285,000 as of December 31, 2003 and 2002, respectively. Total accumulated depreciation on these assets was approximately $132,000 and $168,000 as of December 31, 2003 and 2002, respectively.

Operating Leases

The Company leases office space under an operating lease that expires September 30, 2004. The lease expense for the years ended December 31, 2003 and 2002, was approximately $69,000 and $64,000, respectively.

The following is a schedule by years of future minimum rental payments required under the operating lease as of December 31, 2003:

    Year Ending
    December 31,
__________________
       2004                                               $ 52,488
       Thereafter                                                -
                                                          ________
Total minimum payments required                           $ 52,488
                                                          ========


TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

NOTE G   FAIR VALUE OF DEBT OBLIGATIONS

The fair value of debt obligations is estimated using discounted cash flows based on the Company's incremental borrowing rate for similar types of borrowings. A comparison of the carrying value and fair value of these instruments is as follows:

                                                       December 31,
                                             ___________________________
                                                  2003            2002
                                             ___________      __________
  Carrying value                               $ 98,973        $232,431
  Fair value                                   $ 98,973        $201,737

NOTE H - STOCKHOLDERS' EQUITY

Earnings Per Share

The following is a reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share:

                                                       December 31,
                                             ___________________________
                                                 2003            2002
                                             ___________      __________
   Numerator:
    Net income (loss)                          $555,165     $(1,711,509)
    Less dividend requirements on
      preferred stock                          (302,998)       (280,653)
                                               ________      __________
    Income (loss) allocable to
      common stockholders                       252,167      (1,992,162)
                                               ========      ==========
  Denominator:
    Basic - weighted average common
      shares outstanding                      5,546,132       5,330,492
    Dilutive effect of warrants                 732,977              -
                                              _________       _________
    Diluted outstanding shares                6,279,109       5,330,492
                                              =========       =========

    Basic net income (loss) per share              $.05          $(0.37)
    Diluted net income (loss) per share            $.04          $(0.37)

The effect of preferred stock dividends on the amount of income (loss) available to common stockholders was $.05 and $.05 for the years ended December 31, 2003 and 2002, respectively.

Outstanding warrants that were not included in the diluted calculation because their effect would be anti-dilutive total 850,000 and 1,310,274 for the years ended December 31, 2003 and 2002, respectively.








TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

NOTE H - STOCKHOLDERS' EQUITY - Continued


Outstanding options that were not included in the diluted calculation because their effect would be anti-dilutive total 182,100 and 232,100 for the years ended December 31, 2003 and 2002, respectively.

Stock-Based Compensation Plans

The Company currently has in effect a 1993 Stock Option Plan (the "1993 Plan"). Options for up to 283,334 shares of the Company's common stock may be granted under the 1993 Plan. Options under the 1993 Plan must be granted at prices not less than the market price at the date of grant and must be exercised within five years from the date of grant. As of December 31, 2002, options covering 63,100 shares are exercisable as follows: (i) one-third of the shares after the 12 month period following the date of the grant, (ii) two-thirds of the shares after the 24 month period following the date of the grant, and (iii) all of the shares of stock after the 36 month period following the date of the grant.
Options covering 34,000 shares expired or were canceled during 2003. At December 31, 2003, outstanding options for 29,100 shares were exercisable.

The Company currently has in effect a 1999 stock option plan (the "1999 Plan"). Options for up to 300,000 shares of the Company's common stock may be granted under the 1999 Plan. Options under the 1999 Plan must be granted at prices not less than the lesser of the par value per share of the stock or the fair market value per share of the Company's stock on the date of the grant, and their term cannot exceed five years from the date of the grant. As of December 31, 2002, options covering 169,000 shares, expire five years from the date of the grant and are exercisable as follows: (i) one-third of the shares after the 12 month period following the date of the grant, (ii) two-thirds of the shares after the 24 month period following the date of the grant, and (iii) all of the shares of stock after the 36 month period following the date of the grant. Options covering 16,000 shares were canceled during 2003. At December 31, 2003, outstanding options covering 153,000 shares were exercisable.

The following table summarizes activity under the Plans:

                                                                 Weighted
                                            Shares under         average
                                               option         exercise
price
                                            ____________
______________

Balance at January 1, 2002                    232,100             $.96
     Canceled/expired                        ________

Balance at December 31, 2002                  232,100              .96
     Canceled/expired                         (50,000)             .98
                                             ________             ____
Balance at December 31, 2003                  182,100             $.96
                                              =======             ====
Exercisable at December 31:
     2003                                     182,100             $.96
     2002                                     175,766             $.95






TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

NOTE H - STOCKHOLDERS' EQUITY - Continued


The following information applies to options outstanding and exercisable at December 31, 2003:

                                               Weighted
                                               average
                                               remaining         Weighted
         Range of                Number        contractual       average
     Exercise prices          outstanding      life (in years)  exercise price
     _______________          ___________      _______________  ______________

      $.75 - $1.00              182,100             1.72            $.96

Stock Warrants

Effective January 1, 2001, 181,634 warrants covering 6,054 shares of common stock expired. Per the warrant agreement, any unexercised warrants are automatically deemed exercised at the rate of one share of the Company's common stock for each 30 warrants held. These warrants remain unredeemed at December 31, 2003 and 2002, respectively.

In connection with the issuance of subordinated notes payable during 1999, certain officers and directors received warrants covering 850,000 shares with a value of $391,000. These warrants have a strike price of $.30 and expire on July 31, 2009.

In connection with the issuance of debt during 2002, certain investors received warrants covering 1,500,000 shares with a value of $45,000. These warrants have a strike price of $.20 and expire on September 12, 2012.

In connection with the commitment to provide the Company with a line of credit up to $300,000 during 2003, certain Directors received warrants covering 750,000 shares with a value of $22,500. These warrants have a strike price of $.20 and expire on June 12, 2013.

The agreements covering the warrants issued in 2002 and 2003 contain provisions that in the event dividends are declared and paid on the Company's Senior Preferred Stock in additional shares of Senior Preferred Stock the number of additional common shares for which the warrants are exercisable and the purchase price shall be adjusted. At December 31, 2003, the warrants issued in 2002 and the warrants issued in 2003 were exercisable into 1,855,000 shares at $.16 per share and 811,645 shares at $.18 per share, respectively.

Preferred Stock

During 1996, the Company issued 1,150,350 shares of Series C 8% convertible exchangeable preferred stock ("Series C Preferred Stock") at $5.00 per share in a private placement offering with gross proceeds of approximately $5,800,000. The Series C Preferred Stock is, at the option of the Company, exchangeable into 8% subordinated convertible debentures. Prior to November 30, 2001, the Series C Preferred Stock and debentures were convertible into shares of the Company's common stock at the conversion price of (i) $2.00





TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

NOTE H - STOCKHOLDERS' EQUITY - Continued


per share if exercised by December 31, 2001, (ii) $3.75 per share if exercised from January 1, 2002 through December 31, 2002, and (iii) $6.00 per share thereafter. At a November 30, 2001 meeting, the Company's Board of Directors approved amendments to the conversion terms of the Series C Preferred Stock. The amendments were as follows: the conversion price was reduced from $2.00 per share to $1.61 per share and the date of the conversion price increase to $3.75 per share was delayed from December 31, 2001, until January 31, 2002. The subsequent date of the increase in the conversion price to $6.00 per share remained December 31, 2002. In January 2002, the Series C Preferred shareholders converted 977,550 shares of Series C Preferred Stock into 3,035,839 shares of common stock. As a result, 58,100 shares of Series C Preferred Stock remain outstanding at December 31, 2003.

In 2000, the Company issued 2,252,445 shares of 8.5% Senior Convertible Preferred Stock (Senior Preferred Stock) to a debt holder in consideration for an outstanding debenture plus accrued interest, and in accordance with the terms of the agreement, issued 103,490 additional shares of Senior Preferred Stock to the Senior Preferred stockholder as payment for 2000 dividends. At the election of the Senior Preferred stockholder, the Company issued 100,127, 104,383, 108,819, 113,444, 118,265 and 123,291 additional shares of Senior Preferred Stock to the Senior Preferred stockholder as payment for the June 1, 2001, December 1, 2001, June 1, 2002, December 1, 2002, June 1, 2003 and December 1, 2003 dividends, respectively, resulting in 3,024,264 shares outstanding at December 31, 2003.

Dividends

Holders of the Company's Series C Preferred Stock will receive, when, as and if declared by the Board of Directors of the Company, dividends at a rate of 8% per annum. The dividends are payable semi-annually during January and July of each year. As of December 31, 2003, following the conversion of 977,550 shares of the Series C Preferred Stock as noted above, cumulative dividends of $116,200 were in arrears.

Holders of the Company's Senior Preferred Stock will receive, when, as and if declared by the Board of Directors of the Company, dividends at a rate of 8.5% per annum. The dividends are payable semi-annually during June and December of each year. Dividends payable in 2003 and 2002 were paid in additional shares of Senior Preferred Stock, at the election of the Senior Preferred Stockholder.

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002


NOTE I - INCOME TAXES

The income tax provision (benefit) reconciled to the tax computed at the statutory Federal rate is as follows:

                                                           Years Ended
                                                           December 31,
                                                  ___________________________
                                                      2003             2002
                                                  ___________       _________

Federal tax provision (benefit) at statutory rate  $188,756
$(581,913)
Non-deductible expenses                              33,370            24,109
Change in prior year estimates                           -                 -
Change in valuation allowance                      (222,126)          557,804
                                                  _________         _________
                                                  $      -          $      -
                                                  =========         =========

Deferred tax assets and liability consist of the following:

                                                           December 31,
                                                  ___________________________
                                                      2003             2002
                                                  __________       __________

Deferred tax assets
  Net operating loss carryfowards                 $2,783,950       $3,159,224
  Other                                                3,280            3,502
                                                  __________       __________
                                                   2,787,230        3,162,726
  Deferred tax liability
  Property and equipment                            (107,093)       (260,463)
                                                   _________       __________
                                                   2,680,137        2,902,263
  Less valuation allowance                        (2,680,137)     (2,902,263)
                                                  __________       __________
Net deferred tax asset                                   $-               $-
                                                  ==========       ==========

At December 31, 2003, the Company had net operating loss carryforwards of approximately $7,900,000 available to offset future taxable income, which expire at various dates through 2023. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits are more likely than not.

NOTE J - 401(k) PLAN

The Company has a 401(k) salary deferral plan which covers all employees who have reached the age of 20.5 years and have been employed by the Company for at least one year. The covered employees may elect to have an amount deducted from their wages for investment in a retirement plan. The Company makes contributions to the plan equal to 100% of each participant's salary

TGC Industries, Inc.
NOTES TO FINANCIAL STATEMENTS - CONTINUED
December 31, 2003 and 2002

NOTE J - 401(k) PLAN  - CONTINUED

reduction contributions to the plan up to 2% of the participant's compensation. The Company's matching contribution to the plan was approximately $21,000 and $17,000 for the years ended December 31, 2003 and 2002, respectively.

NOTE K - CONCENTRATION OF CREDIT RISK

The Company sells its geophysical services primarily to large independent oil and gas companies operating in the United States. The Company performs ongoing credit evaluations of its customer's financial condition and, generally, requires no collateral from its customers.

Sales and accounts receivable from the Company's largest customers as of and for the years ended December 31, 2003 and 2002 consist of the following:

                                                           Accounts
                                       Sales              Receivable
                                  ________________   _____________________
         Company                   2003     2002      2003          2002
         _______                  ______   _______   _______      ________
            A                       15%       -         -            37%
            B                       12%       -         -            53%
            C                        -       39%        -             -
            D                        -       12%        -             -
            E                        -       11%        -             -

As of December 31, 2003, 3 additional customers accounted for 64%, 11% and 10% of outstanding accounts receivable, respectively.

NOTE L - CONTINGENCIES

In conducting its activities, the Company from time to time is the subject of various claims arising from the ordinary course of business. In the opinion of management, the ultimate resolution of such claims is not expected to have a material adverse effect upon the financial position of the Company.

                            TGC INDUSTRIES, INC.
                               BALANCE SHEET
                                (UNAUDITED)

                                                          JUNE 30,
                                                            2004
                                                      _____________
ASSETS

CURRENT ASSETS

   Cash and cash equivalents                           $4,257,181
   Trade accounts receivable                            1,641,441
   Cost and estimated earnings in excess
     of billings on uncompleted contracts                   6,235
   Prepaid expenses and other                             123,228
                                                      ___________
        Total current assets                            6,028,085

PROPERTY AND EQUIPMENT - at cost

   Machinery and equipment                             13,146,750
   Automobiles and trucks                               1,267,338
   Furniture and fixtures                                 332,754
   Other                                                   18,144
                                                     ____________
                                                       14,764,986
   Less accumulated depreciation
   and amortization                                   (12,764,033)
                                                      ___________
                                                        2,000,953

OTHER ASSETS                                                3,395
                                                     ____________
        Total assets                                   $8,032,433
                                                     ============
See notes to Financial Statements

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Trade accounts payable                              $1,660,022
   Accrued liabilities                                     78,099
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                 2,570,688
   Current maturities of notes payable                    147,334
   Current portion of capital lease obligations            77,917
                                                      ___________
        Total current liabilities                       4,534,060

NOTES PAYABLE, less current maturities                     95,095

CAPITAL LEASE OBLIGATIONS, less current portion           281,155

COMMITMENTS AND CONTINGENCIES                                  -


                            TGC INDUSTRIES, INC.
                               BALANCE SHEET
                                (UNAUDITED)
                                (Continued)

                                                          JUNE 30,
                                                            2004
                                                      _____________

STOCKHOLDERS' EQUITY

   Preferred stock, $1.00 par value; 4,000,000
      shares authorized:
      8-1/2% Senior convertible preferred stock;
      3,024,264 shares issued and outstanding           3,024,264

      8% Series C convertible exchangeable
      preferred stock; 1,150,350 shares issued,
      58,100 shares outstanding                            58,100

   Common stock, $.01 par value; 25,000,000
      shares authorized; 5,761,892 shares issued           57,619

   Additional paid-in capital                           6,564,718

   Accumulated deficit                                 (6,367,264)

   Treasury stock, at cost (31,944 shares)               (215,314)
                                                      ___________
                                                        3,122,123
                                                      ___________
      Total liabilities and stockholders' equity       $8,032,433
                                                      ===========


See notes to Financial Statements

                             TGC INDUSTRIES, INC.
                             STATEMENTS OF INCOME

                           Three Months Ended          Six Months Ended
                                June 30,                   June 30,
                        ________________________   _________________________
                              (Unaudited)                (Unaudited)
                           2004         2003          2004          2003
                        ___________  ___________   ___________   ___________
Revenue                 $4,783,197   $2,835,401    $7,754,069    $4,437,206

Cost of services         3,981,134    2,369,624     5,859,028     3,807,055
Selling, general,
   administrative          276,480      244,988       576,875       450,737
                        __________   __________    __________    __________
                         4,257,614    2,614,612     6,435,903     4,257,792

INCOME FROM OPERATIONS     525,583      220,789     1,318,166       179,414

   Interest expense          5,334        2,274         8,402         4,378
                         _________   __________    __________    __________
NET INCOME                 520,249      218,515     1,309,764       175,036

Less dividend requirements
    on preferred stock      79,716       74,776       159,431       148,588
                        __________   __________    __________    __________
INCOME ALLOCABLE  TO
   COMMON STOCKHOLDERS   $ 440,533    $ 143,739    $1,150,333     $  26,448

Income per common share:
       Basic                 $  .08       $  .03        $  .20        $  .00
       Diluted               $  .04       $  .03        $  .11        $  .00

Weighted average number
    of common shares:
       Basic             5,726,881    5,515,064     5,710,973     5,515,064
       Diluted          12,015,284    5,515,064    11,796,154     5,515,064


See notes to Financial Statements

                           TGC INDUSTRIES, INC.
                    Statements of Cash Flows (Unaudited)

                                                         Six Months Ended
                                                              June 30,
                                                      ________________________
                                                          2004         2003
                                                      __________   __________
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                          $1,309,764   $ 175,036
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization                         432,709     732,271
   Directors fees                                         11,512          -
   Warrants issued for services                            5,319          -
   Gain on disposal of property and equipment                  -      (9,349)
   Changes in operating assets and liabilities
     Trade accounts receivable                          (843,987)    (25,329)
     Cost and estimated earnings in excess of
       billings on uncompleted contracts                  24,259      32,845
     Prepaid expenses and other                          (16,906)     45,381
     Other assets                                          1,429          -
     Trade accounts payable                            1,539,873    (108,025)
     Accrued liabilities                                 (27,208)    (19,023)
     Billings in excess of cost and estimated
       earnings on uncompleted contracts               2,274,709    (582,281)
                                                      __________   _________
  NET CASH PROVIDED BY OPERATING ACTIVITIES            4,711,473     241,526

CASH FLOWS FROM INVESTING ACTIVITIES
    Capital expenditures                              (1,227,158)    (74,264)
    Proceeds from sale of property and equipment              -        9,349
                                                       _________    ________
  NET CASH USED IN INVESTING ACTIVITIES               (1,227,158)    (64,915)

CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends paid                                      (147,811)         -
    Principal payments on notes payable                  (32,637)   (132,201)
    Principal payments on capital lease obligations      (71,907)    (90,669)
                                                       _________    ________
  NET CASH USED IN FINANCING ACTIVITIES                 (252,355)   (222,870)

  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS 3,231,960     (46,259)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD       1,025,221      523,120
                                                      __________   _________
CASH AND CASH EQUIVALENTS AT END OF PERIOD            $4,257,181    $ 476,861
                                                      ==========    =========
Supplemental cash flow information

   Interest paid                                       $   8,402   $    2,274
   Income taxes paid                                   $      -    $       -

Noncash investing and financing activities

Capital lease obligations incurred                    $  235,775   $       -
Financed equipment purchase                           $  176,094   $       -

  At the election of the Senior Preferred Stockholder, 118,265 and 123,291 shares of 8.5% Senior Preferred Stock were issued to the Senior Preferred Stockholder as payment for the June 1, 2003 and December 1, 2003 dividends, respectively.

See notes to Financial Statements




TGC INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2004

NOTE A -- BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and changes in financial position in conformity with accounting principles generally accepted in the United States of America.

NOTE B -- MANAGEMENT PRESENTATION

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position, results of operations, and changes in financial position have been included. The results of the interim periods are not necessarily indicative of results to be expected for the entire year. For further information, refer to the financial statements and the footnotes thereto included in the Company's Annual Report for the year ended December 31, 2003 filed on Form 10-KSB.

NOTE C -- EARNINGS PER SHARE

Basic earnings per common share are based upon the weighted average number of shares of common stock outstanding. Diluted earnings per share are based upon the weighted average number of common shares outstanding and, when dilutive, common shares issuable for stock options, warrants and convertible securities. The effect of preferred stock dividends on the amount of income available to common stockholders was $.01 for the three months ended June 30, 2004 and 2003, and $.03 for the six months ended June 30, 2004 and 2003.

Outstanding warrants that were not included in the diluted calculation because their effect would be anti-dilutive totaled 2,350,000 for the three and six month periods ended June 30, 2003. Outstanding options that were not included in the diluted calculation because their effect would be anti-dilutive totaled 222,100 for each of the three and six month periods ended June 30, 2003.

The following is a reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share:

                                  Three Months Ended      Six Months Ended
                                        June 30,                June 30,
                               _______________________________________________
                                      (Unaudited)             (Unaudited)
                                  2004         2003       2004          2003
                                __________    _________   _________   ________
Basic:
Numerator:
Net income                       $520,249   $218,515    $1,309,764   $175,036
Less dividend requirements
 on preferred stock               (79,716)   (74,776)     (159,431)  (148,588)
                                 _________  _________   ___________  _________
Income allocable to common
  stockholders                   $440,533   $143,739    $1,150,333    $26,448

Denominator:
Basic - weighted average
  common shares outstanding     5,726,881  5,515,064     5,710,973  5,515,064
                                __________  _________    _________  __________
Basic EPS                          $  .08     $  .03        $  .20    $  .00




TGC INDUSTRIES, INC.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2004

NOTE C -- EARNINGS PER SHARE - CONTINUED

                                  Three Months Ended      Six Months Ended
                                        June 30,                June 30,
                               _______________________________________________
                                      (Unaudited)             (Unaudited)
                                  2004         2003       2004          2003
                                __________    _________   _________   ________

Diluted:
Numerator:
Income allocable to common
  stockholders                   $440,533   $143,739    $1,150,333    $26,448
Plus dividend requirements
 on preferred stock                79,716     74,776       159,431    148,588
                                _________  _________    __________   ________
Net income                       $520,249   $218,515    $1,309,764   $175,036

Denominator:
Weighted average common
  shares outstanding            5,726,881  5,515,064     5,710,973  5,515,064
Effect of Dilutive Securities:
Warrants                        3,092,335         -      2,948,180         -
Stock options                     123,387         -         64,320         -
Convertible Preferred Stock     3,072,681         -      3,072,681         -
                               __________  _________    __________  _________
                               12,015,284  5,515,064    11,796,154  5,515,064

Diluted EPS                        $  .04     $  .03        $  .11     $  .00


NOTE D   DIVIDENDS

Holders of the Company's Series C 8% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock") will receive, when, as and if declared by the Board of Directors of the Company, dividends at a rate of 8% per annum. The dividends are payable semi-annually during January and July of each year. At June 30, 2004, cumulative dividends of $127,820 were in arrears on the Company's Series C Preferred Stock.

Holders of the Company's 8-1/2% Senior Convertible Preferred Stock (the "Senior Preferred Stock") will receive, when, as and if declared by the Board of Directors of the Company, dividends at a rate of 8-1/2% per annum. The dividends are payable semi-annually during June and December of each year. Dividends paid during 2000, on the Senior Preferred Stock, were paid in additional shares of Senior Preferred Stock, in accordance with the terms of the Statement of Resolution Establishing the Senior Preferred Stock. In addition, the holders elected to receive payment of the 2001, 2002 and 2003 dividends in additional shares of Senior Preferred Stock. A cash dividend of $147,811 was paid to the Senior Preferred Shareholders in June 2004. At June 30, 2004, there were no dividends in arrears on the Company's Senior Preferred Stock.

NOTE E   INCOME TAXES

At December 31, 2003, the Company had net operating loss carryforwards of approximately $7,900,000 available to offset future taxable income, which expire at various dates through 2023. Current year federal taxable income is being offset with net operating loss carryforwards, therefore, no federal tax expense is reflected on the statements of income. Presently deferred tax assets are fully reserved.





PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 7.b. the Registrant's Restated Articles of Incorporation, as amended, provide that the Registrant shall indemnify its directors, officers, employees, and agents to the maximum extent and in accordance with the provisions of the Texas Business Corporation Act, as in effect from time to time (the "TBCA").
     Article 2.02-1 of the TBCA provides generally, and in pertinent part, that a Texas corporation may indemnify its directors and officers against: expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action or any administrative or investigative proceeding, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Article 2.02-1 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Texas corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection therewith, provided that they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article 2.02-1 permits a Texas corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and Article 2.02-1 permits a Texas corporation to purchase indemnity insurance or make other financial arrangements on behalf of its directors and officers.

     Article 7.j. of the Registrant's Restated Articles of Incorporation (as amended) provide that directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from (1) breach of a director's duty of loyalty to the corporation, (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (4) an act or omission for which the liability of a director is expressly provided for by statute, (5) an act related to an unlawful corporate distribution. See Item 28 "Undertakings" herein.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses in connection with the registration and distribution of the shares of the Registrant's common stock:

        Securities and Exchange Commission
        Registration Fee                             $271.27
        Printing Expenses                             500.00
        Accounting Fees and Expenses                9,000.00
        Legal Fees and Expenses                    30,000.00*
        Blue Sky Fees and Expenses                  2,000.00
        Miscellaneous                               5,000.00*
                     _______________________________________
                     Total:                       $46,771.27*

   All of the expenses will be incurred by the Registrant and not by the selling stockholders.
   ________________
   *Estimated.

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In September of 2002, the Registrant issued 1,500,000 detachable common stock purchase warrants exercisable at the then market price of $.20 per share ("2002 Warrants") valued at $45,000 to certain accredited investors in exchange for their financial commitment for a line of credit in an amount up to $300,000 that expired December 31, 2002. The Registrant relied on the exemption from registration with the Securities and Exchange Commission provided under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D under the Securities Act of 1933.

     In June of 2003, the Registrant issued 750,000 detachable common stock purchase warrants with a value of $22,500 on the same terms as the 2002 Warrants ("2003 Warrants") to certain directors in exchange for their financial commitment for a line of credit in an amount up to $300,000 that expired December 31, 2003. The Registrant relied on the exemption from registration with the Securities and Exchange Commission provided under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D under the Securities Act of 1933.

     Under the 2002 and 2003 Warrant Agreements the warrant holders are entitled to exercise their warrants for additional shares of the Registrant's common stock as a result of the Senior Preferred Stockholder electing to receive additional shares of Senior Preferred Stock as dividends. As a result, as of August 27, 2004, the 2002 Warrants and the 2003 Warrants were exercisable into 1,855,000 shares of common stock at $.16 per share and 811,645 shares of common stock at $.18 per share, respectively.

     In November of 2003, the Registrant entered into an Agreement for Services with Barry Kaplan Associates ("Kaplan") which grants Kaplan 2,000 detachable common stock purchase warrants exercisable at $1.00 per share ("Service Warrants") per month as partial consideration for public relations services provided to the Registrant. As of August 27, 2004, 16,000 Service Warrants were issued and exercisable into 16,000 shares of common stock at $1.00 per share.








Item 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)  EXHIBITS.

           The following is a complete list of Exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-B.

     EXHIBIT NO.            DESCRIPTION

      *5.00                 Opinion from Law, Snakard & Gambill, P.C.

      *23.01                Consent of Independent Registered Public
                              Accounting Firm, Lane Gorman Trubitt, L.L.P.

      *23.02                Consent of Grant Thornton LLP

      *23.03                Consent of Law, Snakard & Gambill, P.C.
                            (included in Exhibit 5.00)

      *24.00                Power of Attorney (included under
                            "SIGNATURES - POWER OF ATTORNEY" on page
                            60 of the registration statement)

     *Filed herewith.

Item 28. UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes to:

            (i) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (1) include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement, and, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range that may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (3) include any additional or changed material information on the plan of distribution.











            (ii) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (iii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned Registrant hereby understands that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on September 27, 2004.

                              TGC INDUSTRIES, INC.

                              By /s/ Wayne A. Whitener
                                 Wayne A. Whitener, President and
                                 Chief Executive Officer and Director

                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wayne A. Whitener and William J. Barrett, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form SB-2 and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done in and about the premises, to all intents and purposes and as in full as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, lawfully may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 is signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                  TITLE                         DATE

/s/ Wayne A. Whitener     President, Chief Executive  September 27, 2004
Wayne A. Whitener         Officer and Director
                          (Principal Executive
                          officer)

/s/ Daniel G. Winn        Vice President              September 27, 2004
Daniel G. Winn

/s/ Kenneth W. Uselton    Secretary, Treasurer
Kenneth W. Uselton        (Chief Financial officer)   September 27, 2004

/s/ William J. Barrett
William J. Barrett        Director                    September 27, 2004

/s/ Herbert M. Gardner
Herbert M. Gardner        Director                    September 27, 2004

/s/ Allen T. McInnes
Allen T. McInnes          Director                    September 27, 2004

/s/ Edward L. Flynn
Edward L. Flynn           Director                    September 27, 2004

/s/ William C. Hurtt, Jr.
William C. Hurtt, Jr.     Director                    September 27, 2004

                            INDEX TO EXHIBITS

EXHIBIT NUMBER              DESCRIPTION

*5.00                       Opinion from Law, Snakard & Gambill, P.C.

*23.01                      Consent of Independent Registered Public
                              Accounting Firm, Lane Gorman Trubitt, L.L.P.

*23.02                      Consent of Grant Thornton LLP

*23.03                      Consent of Law, Snakard & Gambill, P.C.
                            (included in Exhibit 5.00)

*24.00                      Power of Attorney (included under
                            "SIGNATURES   POWER OF ATTORNEY" on page
                            60 of the registration statement)

*Filed herewith.

                                 EXHIBIT 5.00

                            LAW, SNAKARD & GAMBILL
                          A PROFESSIONAL CORPORATION
                           ATTORNEYS AND COUNSELORS
                           1600 WEST SEVENTH STREET
                                    SUITE 500
                           FORT WORTH, TEXAS 76102
                                _____________

                              PHONE (817) 335-7373
                               FAX (817) 332-7473

                               DIRECT DIAL NUMBER:
                                (817) 878-6350

                              September 27, 2004


TGC Industries, Inc.
1304 Summit Ave., Ste. 2
Plano, TX 75074-0846

      Re:  TGC Industries, Inc. - Shares of Common Stock

Ladies and Gentlemen:

      We have acted as counsel to TGC Industries, Inc. (the "Company"), a Texas corporation, in connection with the filing of a registration statement to which this opinion is filed as an exhibit on Form SB-2, under the Securities Act of 1933, amended (the "Act"). The registration statement covers up to 1,252,064 shares of the Company's common stock, par value $.01 per share (collectively, the "Shares"), issuable upon the conversion of shares of the Company's 8.5% Senior Convertible Preferred Stock. The Shares may be sold from time to time by the selling stockholders identified in the Company's Registration Statement on Form SB-2 (the "Registration Statement"). The Registration Statement, as amended, on file with the Securities and Exchange Commission (the "Commission") at the time such Registration Statement becomes effective (including financial statements and schedules, exhibits, and all other documents filed as a part thereof or incorporated therein) are herein referred to as the "Registration Statement."

     In connection with this opinion, we have made such investigations and examined such records, including a copy of the Company's Restated Articles of Incorporation and any amendments thereto (the "Articles"), Bylaws, a certificate dated a recent date of the Secretary of State of the State of Texas as to the existence and good standing of the Company, and copies of corporate minutes, as we deemed necessary to the performance of our services and to give this opinion. We have also examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, and other instruments as we have deemed necessary for the preparation of this opinion. In expressing this opinion we have relied, as to any questions of fact upon which our opinion is predicated, upon representations and certificates of the officers of the Company.

TGC Industries, Inc.
September 27, 2004
Page 2
______________________________

     In giving this opinion we assumed:

          (a) the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals;

          (b) the conformity to originals and the authenticity of all documents supplied to us as certified, photocopies, conformed, or facsimile copies and the authenticity and completeness of the originals of any such documents; and

          (c) the proper, genuine, and due execution and delivery of all documents by all parties to them and that there has been no breach of the terms thereof.

     Based upon the foregoing and subject to the qualifications set forth above, and assuming that: (i) the Registration Statement has become effective under the Act; (ii) all required actions have been taken and conditions satisfied with respect to the issuance of the Company's Shares as specified in the Registration Statement; (iii) adequate consideration has been received for the Company's 8.5% Senior Convertible Preferred Stock (the "Senior Preferred Stock") convertible into the Shares; and (iv) the proper exercise of the conversion rights under the Senior Preferred Stock, we are of the opinion that, when issued, the Shares will be legally issued, fully paid, and non-assessable.

     In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the State of Texas and the federal laws of the United States of America.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated pursuant thereto.

                                    Very truly yours,

                                    LAW, SNAKARD & GAMBILL, P.C.


                                    By:  /s/ Rice M. Tilley, Jr.
                                             Rice M. Tilley, Jr.


                                         /s/ James O. Wyss
                                             James O. Wyss

                              Exhibit 23.01

        Consent of Independent Registered Public Accounting Firm


     We consent to the use in this Registration Statement of TGC
Industries, Inc. on Form SB-2 of our report, dated January 30, 2004, appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

                                     /s/ Lane Gorman Trubitt, L.L.P.
                                            Lane Gorman Trubitt, L.L.P.

Dallas, Texas
September 27, 2004

                              Exhibit 23.02

        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We have issued our report dated February 4, 2003, accompanying the financial statements of TGC Industries, Inc. contained in the Registration Statement. We consent to use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption, "Experts."

                                     /s/ GRANT THORNTON LLP
                                         GRANT THORNTON LLP

Dallas, Texas
September 27, 2004